Filed Pursuant to Rule 424(b)(5)
Registration No. 333-196587

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum per security	Proposed maximum aggregate offering price	Amount of Registration fee (1)(2)
4.125% Senior Notes due 2024	$175,000,000	100.00%	$175,000,000	$22,540

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, the filing fee of $88,690 previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (No. 333-118374) initially filed by the registrant on August 19, 2004 is being carried forward for application in connection with this offering. No additional fee has been paid with respect to this offering.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated June 6, 2014)

$175,000,000

4.125% Senior Notes due 2024

Old National Bancorp is offering and selling $175,000,000 aggregate principal amount of its 4.125% senior notes due 2024. The notes will bear interest at the rate of 4.125% per year. Interest on the notes will be payable on August 15 and February 15 of each year, beginning on February 15, 2015. The notes will mature on August 15, 2024. The notes are not redeemable prior to maturity.

The notes will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness. Because Old National Bancorp is a holding company, our cash flows and consequent ability to service our obligations, including our debt securities, are dependent on distributions and other payments of earnings to us by our subsidiaries, and funds raised from borrowings or in the capital markets. Accordingly, our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the debt securities to participate in those assets, will be effectively subordinated to the claims of our subsidiaries’ creditors.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement to read about factors you should consider before buying the notes.

The notes are not savings accounts, deposits or other obligations of any bank or depository institution and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Note	Total
Public offering price	100.00%	$175,000,000
Underwriting discounts and commissions	0.65%	$1,137,500
Proceeds to us (before expenses)	99.35%	$173,862,500

The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from August 15, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the notes in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, on or about August 15, 2014, against payment therefor in immediately available funds.

SANDLER O’NEILL + PARTNERS, L.P.

The date of this prospectus supplement is August 12, 2014.

Prospectus Supplement

S-i

About This Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the offering. Generally, the term “prospectus” refers to both parts combined.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriter are offering to sell these notes and seeking offers to buy these notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of each document regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of these notes. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date.

All references in this prospectus supplement to “Old National,” “we,” “us,” “our” or similar references mean Old National Bancorp and its successors, and include our consolidated subsidiaries where the context so requires.

Where You Can Find More Information

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, we file our documents electronically with the SEC, and you may access those documents over the Internet. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. Documents we have filed with the SEC are also available on our website at www.oldnational.com. Except as expressly stated herein, information contained on our website does not constitute a part of this prospectus and is not incorporated by reference herein.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” information filed by us with the SEC into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 001-15817). These documents contain important information about us:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014 and for the quarter ended June 30, 2014; and

S-ii

•

our Current Reports on Form 8-K filed with the SEC on January 8, 2014, January 23, 2014, March 18, 2014, April 11, 2014, April 28, 2014, May 9, 2014, June 2, 2014, June 4, 2014, July 14, 2014, July 25, 2014, July 28, 2014, August 1, 2014 and August 11, 2014 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed).

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) from the date of the registration statement of which this prospectus supplement is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC. These documents are available to you without charge. See “Where You Can Find More Information.”

You may obtain copies of these documents, other than exhibits (unless that exhibit is specifically incorporated by reference into that filing), free of charge by contacting our Corporate Secretary, at our principal executive offices, which are located at One Main Street, Evansville, Indiana 47708, or by telephone at (812) 464-1294.

Special Note Regarding Forward-Looking Statements

This prospectus supplement, the prospectus and the information included or incorporated by reference in them include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including:

•	economic, market, operational, liquidity, credit and interest rate risks associated with our business;

•	economic conditions generally and in the financial services industry;

•

expected earnings and cost savings in connection with the consolidation of recent and pending acquisitions may not be fully realized or realized within the expected time frames, and deposit attrition, customer loss and revenue loss following completed acquisitions may be greater than expected;

•	our ability to close our pending acquisitions on currently anticipated terms, or within currently anticipated timeframes;

•	unexpected difficulties and losses related to FDIC-assisted acquisitions, including those resulting from our loss sharing arrangements with the FDIC;

•	failure to properly understand risk characteristics of newly entered markets;

•	increased competition in the financial services industry either nationally or regionally, resulting in, among other things, credit quality deterioration;

•	our ability to achieve loan and deposit growth;

•	volatility and direction of market interest rates;

•	governmental legislation and regulation, including changes in accounting regulation or standards;

•	our ability to execute our business plan;

•	a weakening of the economy which could materially impact credit quality trends and the ability to generate loans;

S-iii

•	changes in the securities markets; and

•	changes in fiscal, monetary and tax policies.

Some of these and other factors are discussed in our annual and quarterly reports previously filed with the SEC. Such developments could have an adverse impact on our financial position and our results of operations.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus supplement or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement or in the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. This information is not complete and does not contain all of the information you should consider before investing in the notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” and “Special Note Regarding Forward-Looking Statements” contained in this prospectus supplement and “Risk Factors” and “Forward-Looking Statements” contained in the accompanying prospectus and the financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Old National

We are a bank holding company, incorporated under Indiana law and headquartered in Evansville, Indiana. We are the largest financial services holding company headquartered in Indiana and, with $10.4 billion in assets as of June 30, 2014, rank among the top 100 banking companies in the United States. Since our founding in Evansville in 1834, we have focused on community banking by building long-term, highly valued partnerships with clients in our primary footprint of Indiana, southeastern Illinois, western Kentucky and southwestern Michigan. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, we also own Old National Insurance which is one of the top 100 largest agencies in the U.S. and the 10th largest bank-owned agency. Our common stock is listed on the NASDAQ Global Select Market under the symbol “ONB”. Our principal executive offices are located at One Main Street, Evansville, Indiana 47708. Our telephone number is (812) 464-1294.

Recent Developments

On June 3, 2014, we entered into a merger agreement with LSB Financial Corp. (“LSB”) with total assets of $368.7 million and deposits of $314.5 million at June 30, 2014. Based on our June 3, 2014 closing price of $13.68 per share, the total merger consideration is estimated to be approximately $66.7 million of which approximately $16.7 million is cash. The transaction is expected to close in the mid to late fourth quarter of 2014.

On July 25, 2014, we entered into a merger agreement with Founders Financial Corporation (“Founders”) with total assets of $466 million and deposits of $378 million at June 30, 2014. Based on our July 25, 2014 closing price of $13.87 per share, the total merger consideration is estimated to be approximately $88.2 million of which approximately $39.8 million is cash. The transaction is expected to close in the first half of 2015.

On July 31, 2014, we closed on the acquisition of United Bancorp, Inc. (“United”) with total assets of $881.7 million and deposits of $769.7 million at June 30, 2014. Based on our July 31, 2014 closing price of $13.38 per share, the total merger consideration was approximately $157.8 million of which approximately $34.0 million was cash.

On July 31, 2014, we also completed the merger of our subsidiary Old National Trust Company into Old National Bank.

While we may use a portion of the proceeds from this offering to finance the cash consideration of our pending acquisitions, the completion of this offering is not a condition to the closing of either of the pending acquisitions. See “Use of Proceeds.” We have sufficient cash on hand to finance our pending acquisitions without the proceeds of this offering. Our pending acquisitions are in various stages of completion and may not be completed on currently anticipated terms, or within currently anticipated timeframes, or at all. The completion of the pending acquisitions is subject to the satisfaction of various conditions.

Summary of the Offering

Securities Offered	$175,000,000 aggregate principal amount of 4.125% Senior Notes due August 15, 2024.

Issuer	Old National Bancorp.

Maturity Date	August 15, 2024.

Price to Public	100.00% of the principal amount per note plus accrued interest, if any, from the date of issuance.

Interest Rate	4.125% per annum, computed on the basis of a 360-day year of twelve 30-day months, from August 15, 2014.

Interest Payment Dates	August 15 and February 15 of each year, commencing February 15, 2015.

Listing	The notes will not be listed on any national securities exchange or included in any automated quotation system. Currently there is no market for the notes.

Ranking	The notes will be senior unsecured obligations of ours and will rank equally with all our existing and future unsecured and unsubordinated indebtedness.

Because we are a holding company, our cash flows and consequent ability to service our obligations, including our debt securities, are dependent on distributions and other payments of earnings to us by our subsidiaries, and funds raised from borrowings or in the capital markets. Accordingly, our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the debt securities to participate in those assets, will be effectively subordinated to the claims of our subsidiaries’ creditors. As of June 30, 2014, we had no outstanding secured debt. At June 30, 2014, our subsidiaries’ direct borrowings and deposit liabilities totaled approximately $8.9 billion.

Default	The notes will contain events of default, the occurrence of which may result in the acceleration of our obligations under the notes prior to maturity upon notice by the Trustee (as defined below) or holders of at least 25% of the aggregate principal amount of the outstanding notes. See “Description of Notes — Events of Default; Waiver” in this prospectus supplement.

Certain Covenants

We will issue the notes under an indenture and related second indenture supplement between us and the Trustee, which we refer to as the Indenture. The Indenture contains covenants that limit: (1) our and Old National Bank’s ability to sell or otherwise dispose of certain equity securities of Old National Bank; (2) Old National Bank’s ability to issue certain equity securities;

(3) Old National Bank’s ability to merge or consolidate, or lease, sell, assign or transfer all or substantially all of its assets; and (4) our and Old National Bank’s ability to incur debt secured by certain equity securities of Old National Bank. These covenants are subject to a number of important exceptions, qualifications and limitations. See “Description of Notes — Certain Covenants” in this prospectus supplement.

Trustee	The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) will act as indenture trustee under the Indenture.

Future Issuances	We may, from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the notes outstanding by issuing additional notes in the future with the same terms as the notes, except for the issue date and offering price, and such additional notes shall be consolidated with the notes issued in this offering and form a single series.

Use of Proceeds	We expect that the net proceeds, after underwriting discounts and estimated expenses, to us from the sale of the notes offered hereby will be approximately $173.4 million. We intend to use the net proceeds for general corporate purposes, which may include providing capital to support the growth of our business, payment of the cash consideration of our pending acquisitions of LSB and Founders, payment of the cash consideration components of opportunistic acquisitions of other financial institutions, and repurchases of our common stock. Other than the pending acquisitions of LSB and Founders, we have no current commitments or agreements with respect to any additional acquisitions and may decide not to make any additional acquisitions. If, for any reason, one or both of the pending acquisitions are not consummated, we will use the net proceeds of the notes that would have been used in connection with the acquisition for general corporate purposes. See “Old National — Recent Developments.” Pending this use, the proceeds from the offering may be invested in short-term investments.

Denomination; Form	The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000. The notes will be evidenced by one or more global notes deposited with the Trustee, as custodian for The Depository Trust Company, or DTC. Beneficial interests in the global notes will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See “Description of the Notes — Book-Entry, Delivery and Form of Notes.”

Risk Factors	Investing in the notes involves risks. See “Risk Factors” beginning on page S-7.

SUMMARY SELECTED FINANCIAL INFORMATION

The following summary selected consolidated financial information of Old National as of and for each of the years ended December 31, 2013, 2012 and 2011 has been derived from our audited consolidated financial statements. Our audited consolidated financial statements have been audited by Crowe Horwath LLP, our independent registered public accounting firm. The summary selected consolidated financial information of Old National as of and for the six months ended June 30, 2014 and 2013 has been derived from our unaudited consolidated financial statements. In the opinion of our management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as of such dates and for such periods. Results for the interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary, and should be read together with, and is qualified in its entirety by reference to, our historical consolidated financial statements and notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 and our Annual Report on Form 10-K for the year ended December 31, 2013, which are incorporated by reference herein.

	Six Months Ended June 30,		Year ended December 31,
	2014	2013	2013	2012	2011
	(Unaudited)
	(in thousands of dollars)
Consolidated Income Statement Data
Interest Income	$177,793	$171,784	$341,810	$344,699	$326,593
Interest Expense	9,833	13,543	24,386	35,942	53,720
Net interest income	167,960	158,241	317,424	308,757	272,873
Provision for loan losses	(363)	(2,848)	(2,319)	5,030	7,473
Noninterest income	80,216	92,559	184,758	189,816	182,883
Noninterest expense	186,356	$177,099	361,984	365,758	348,521
Income before income taxes	62,183	76,549	142,517	127,785	99,762
Income tax expense	16,900	24,126	41,597	36,110	27,302
Net income	45,283	52,423	100,920	91,675	72,460

Consolidated Balance Sheet Data
Securities (excludes trading securities)	$3,388,961	$3,060,150	$3,134,935	$2,903,612	$2,555,866
Loans, excluding held for sale	5,538,868	5,176,222	5,082,964	5,196,594	4,767,203
Total assets	10,387,933	9,641,071	9,581,744	9,543,623	8,609,683
Deposits	7,555,003	6,840,093	7,210,903	7,278,953	6,611,563
Shareholders’ equity	1,277,331	1,166,978	1,162,640	1,194,565	1,033,556

Consolidated Capital Ratios
Tier 1 risk-based capital ratio	13.96%	14.44%	14.32%	13.63%	13.51%
Total risk-based capital ratio	14.74%	15.36%	15.19%	14.69%	14.99%
Leverage ratio	9.27%	8.80%	8.92%	8.53%	8.29%

Consolidated Loan Performance Data
Allowance for loan losses at period end	$46,152	$49,318	$47,145	$54,763	$58,060
Allowance to period-end loans ratio	0.83%	0.95%	0.93%	1.05%	1.22%
Net charge-offs	$630	$2,597	$5,299	$8,327	$21,722
Total non-performing loans	$139,464	$198,828	$144,186	$264,250	$299,533
Non-performing loans as a percent of period-end loans	2.52%	3.84%	2.84%	5.08%	6.28%
Accruing loans past due 90 days or more	$380	$1,207	$238	$1,077	$3,448

Selected Consolidated Performance Ratios
Return on assets	0.93%	1.10%	1.05%	1.04%	0.86%
Return on equity	7.47%	8.75%	8.54%	8.34%	7.24%
Net interest margin — fully taxable equivalent	4.14%	4.01%	4.02%	4.23%	3.87%
Efficiency ratio	71.80%	67.44%	68.61%	71.83%	73.80%
Net income per share (basic)	$0.44	$0.52	$1.00	$0.95	$0.76
Net income per share (diluted)	$0.44	$0.52	$1.00	$0.95	$0.76

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges on a historical basis for the periods indicated. For purposes of computing these ratios, earnings represent income before taxes and fixed charges. Fixed charges, excluding interest on deposits, consist of interest expense, excluding interest on deposits, and one-third of rental expense for all operating leases, which we believe to be representative of the interest portion of rent expense. Fixed charges, including interest on deposits, consist of interest expense, one third of rental expense and interest on deposits. Amounts set forth in the table below do not reflect the impact of our pending acquisitions of LSB and Founders, or our acquisition of United, which was completed on July 31, 2014.

	Six Months Ended June 30,		Year ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Consolidated ratio of earnings to fixed charges:
Excluding interest on deposits	8.83x	10.37x	9.94x	7.53x	4.43x	2.08x	0.86x
Including interest on deposits	5.27x	5.15x	5.18x	3.74x	2.54x	1.49x	0.94x

RISK FACTORS

An investment in our notes involves certain risks. Before making an investment decision, you should carefully consider the following risks and all of the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, before deciding whether to invest in the notes, you should carefully consider the risk factors and the discussion of risks contained in our Annual Report on Form 10-K for the year ended December 31, 2013, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

Risks Relating to this Offering and the Notes

The notes are our obligations and not obligations of our subsidiaries and will be structurally subordinated to the claims of our subsidiaries’ creditors.

The notes are exclusively our obligations and not those of our subsidiaries. We are a holding company that conducts substantially all of our operations through our bank and nonbank subsidiaries. As a result, our ability to make payments on the notes will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. If we do not receive sufficient cash dividends and other distributions from our subsidiaries, it is unlikely that we will have sufficient funds to make payments on the notes.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the notes to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary (including, in the case of Old National Bank, its depositors), except to the extent that we are a creditor of such subsidiary with claims that are recognized. As a result, the notes effectively will be subordinated to all existing and future liabilities and obligations of our subsidiaries, including deposit liabilities. At June 30, 2014, the aggregate amount of all debt and other liabilities of our subsidiaries, including deposits, that would rank structurally senior to the notes was approximately $8.9 billion (excluding intercompany liabilities). Our subsidiaries may incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes.

If Old National Bank is unable to make dividend payments to us and sufficient capital is not otherwise available, we may not be able to make principal and interest payments on our debt, including the notes.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to pay our obligations, whether by dividends, distributions, loans or other payments. In addition, any dividend payments, distributions, loans or advances to us by our subsidiaries in the future will require the generation of future earnings by our subsidiaries and may require regulatory approval. Regulations of the Office of the Comptroller of the Currency (“OCC”) its primary banking regulator, affect the ability of Old National Bank to pay dividends and other distributions to us and to make loans to us. In certain cases, regulatory authorities may even prohibit Old National Bank from paying dividends and distributions and making loans to us.

The notes will be effectively junior to all of our and our subsidiaries’ secured indebtedness.

The notes will be effectively subordinated to any secured debt we or our subsidiaries may incur, to the extent of the value of the collateral securing such debt. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any debt that ranks ahead of the notes will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured debt that is deemed to be of the same ranking as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we may not have sufficient assets to pay amounts due on the notes. As a result, if holders of the notes receive any payments, they may receive less, ratably, than holders of secured indebtedness.

There are limited covenants in the Indenture.

In addition to our currently outstanding indebtedness and any additional indebtedness we may incur pursuant to this offering, neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior debt, under the Indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected.

Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the notes, including:

•	limiting our ability to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•

requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	putting us at a disadvantage compared to competitors with less indebtedness.

In addition, we are not restricted under the Indenture from granting security interests in our assets, except to the extent described under “— Merger and Consolidation” in the accompanying prospectus and “— Certain Covenants” in this prospectus supplement, or from paying dividends or issuing or repurchasing securities.

Moreover, the Indenture does not require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience material adverse changes in our financial condition or results of operations. You are also not protected under the Indenture in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “— Merger and Consolidation” in the accompanying prospectus and “— Certain Covenants” in this prospectus supplement.

For these reasons, you should not consider the covenants in the Indenture as a significant factor in evaluating whether to invest in the notes.

The notes are not insured or guaranteed by the FDIC.

The notes are not savings accounts, deposits or other obligations of any bank or savings association and are not insured or guaranteed by the FDIC or any other governmental agency.

You may be unable to sell the notes because there is no public trading market for the notes.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange. Consequently, the notes will be relatively illiquid and you may be unable to sell your notes. Although the underwriter has advised us that, following completion of the offering of the notes, the underwriter currently intends to make a secondary market in the notes, it is not obligated to do so and may discontinue any market-making activities at any time without notice. Accordingly, a trading market for the notes may not develop or any such market may not have sufficient liquidity.

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

We believe that the value of the notes in any secondary market will be affected by the supply and demand of the notes, the interest rate and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. If the notes are traded after their initial issuance, the market value of the notes may be impacted, depending upon:

•	our financial condition;

•	prevailing interest rates;

•	the market for similar securities; and

•	other factors beyond our control, including general economic conditions.

We want you to understand that the impact of one of the factors above, such as an increase in interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as an improvement in our financial condition.

Our credit ratings may not reflect all risks of an investment in the notes.

Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the trading value of the notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the value of the notes. Furthermore, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

Risks Related to the Pending Acquisitions of LSB and Founders

Completion of the respective mergers with LSB and Founders are subject to the receipt of approvals from regulatory authorities that may impose conditions that could have an adverse effect on us.

Before the mergers with LSB and Founders (the “Mergers”) may be completed, we must obtain various approvals or consents from the Federal Reserve Board and national bank regulatory authorities. These regulatory authorities may impose conditions on the completion of one or both of the Mergers or require changes to the terms of the respective Mergers. Although we do not currently expect the imposition of any conditions or changes, there can be no assurance that such conditions or changes will not be imposed. Such conditions or changes could have the effect of delaying completion of one or both of the Mergers or imposing additional costs on or limiting our revenues following the Mergers, any of which might have a material adverse effect on us following the Mergers. Furthermore, we are not obligated to complete each respective Merger if the regulatory approvals received in connection with the respective Merger includes any conditions that in our good faith judgment would have a material adverse effect on the value of the Merger to us, or would require us to enter into any regulatory agreements.

The Mergers will not be completed unless important conditions are satisfied.

Specified conditions set forth in the respective merger agreements must be satisfied or waived to complete the respective Merger. If the conditions are not satisfied or waived, to the extent permitted by law, either or both of the Mergers will not occur or will be delayed and we may lose some or all of the intended benefits of the Mergers. The following conditions, in addition to other closing conditions set forth in the respective merger agreements, must be satisfied or waived, before the parties are obligated to complete the respective Mergers:

•	the merger agreements must be duly approved by the requisite vote of the LSB or Founders shareholders, respectively;

•	all required regulatory approvals must be obtained;

•

the respective registration statements filed with respect to the shares of our common stock to be issued in the Mergers shall become effective under the Securities Act of 1933, as amended, and no stop order shall have been initiated or threatened by the SEC;

•	the shares of our common stock to be issued in the Mergers must be approved for listing on NASDAQ;

•	the representations and warranties of the parties must be true and correct, and the parties must have performed all of their respective obligations under the respective merger agreements; and

•	there shall not have been a material adverse change of the business, operations, assets liabilities or financial condition of the parties.

In addition, the respective merger agreements may be terminated in certain circumstances if the Merger is not consummated within certain time periods. We cannot assure you that all of the conditions precedent in the merger agreements will be satisfied, or to the extent legally permissible, waived, or that the acquisitions of LSB or Founders will be completed.

Combining us and LSB and/or Founders may be more difficult, costly or time-consuming than expected, or could result in the loss of customers.

We, LSB and Founders have operated, and until the completion of the Mergers will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect each party’s ability to maintain relationships with former customers and employees of LSB or Founders or to achieve the anticipated benefits of the Mergers. As with any merger of banking institutions, there also may be disruptions that cause the loss of former customers of LSB or Founders or cause such customers to withdraw their deposits, which could negatively affect the performance and earnings of us. In the event we decide to consolidate or sell branches, certain customers’ branches may be consolidated with other branches in the market area resulting in new office locations and new banking associates serving such customers. There can be no assurance that customers will readily accept changes to their banking arrangements after the Mergers.

USE OF PROCEEDS

We expect that the net proceeds, after underwriting discounts and estimated expenses, to us from the sale of the notes offered hereby will be approximately $173.4 million. We intend to use the net proceeds for general corporate purposes, which may include providing capital to support the growth of our business, payment of the cash consideration of our pending acquisitions of LSB and Founders, payment of the cash consideration components of opportunistic acquisitions of other financial institutions, and repurchases of our common stock. Other than the pending acquisitions of LSB and Founders, we have no current commitments or agreements with respect to any additional acquisitions and may decide not to make any additional acquisitions. If, for any reason, one or both of the pending acquisitions are not consummated, we will use the net proceeds of the notes that would have been used in connection with the acquisition for general corporate purposes. See “Old National —Recent Developments.” Pending this use, the proceeds from the offering may be invested in short-term investments.

CAPITALIZATION

The following table summarizes our capitalization as of June 30, 2014 on an historical basis and as adjusted to reflect the issuance and sale of the notes. The information set forth below should be read together with our historical financial statements and the notes to those financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

	June 30, 2014
	Actual	As Adjusted(1)
	(unaudited)
	(in thousands of dollars)
Long-Term Debt
Senior debt	$—	$175,000
Other borrowings(2)	902,015	902,015

Total long-term debt	902,015	1,077,015
Shareholders’ Equity
Preferred stock, 2,000,000 shares authorized no shares issued or outstanding	—	—
Common stock, $1.00 stated value, 150,000,000 shares authorized and 105,851,000 shares issued and outstanding at June 30, 2014	105,851	105,851
Capital surplus	975,354	975,354
Retained earnings	229,467	229,467
Accumulated other comprehensive income (loss), net of tax	(33,341)	(33,341)

Total shareholders’ equity	1,277,331	1,277,331

Total Capitalization	$2,179,346	$2,354,346

(1)	As adjusted, amounts do not reflect our pending acquisitions of LSB and Founders or our acquisition of United, which was completed on July 31, 2014. The total consideration paid in connection with the United acquisition was $157.8 million, and included approximately 8.9 million shares of our common stock and $34.0 million in cash.
(2)	At June 30, 2014, other borrowings include junior subordinated debentures of $45 million maturing March 2035 to June 2037, securities sold under agreements to repurchase of $50 million maturing January 2017 to January 2018, and Federal Home Loan Bank advances of $807 million maturing July 2014 to May 2024.

DESCRIPTION OF NOTES

The notes will be a series of our senior debt securities. The notes will be issued under the Indenture, dated as of July 23, 1997, between us and the Trustee (as successor to J.P. Morgan Trust Company, National Association (as successor to Bank One, NA)), as supplemented and amended by a second indenture supplement thereto, to be dated as of the date of issuance (collectively, the “Indenture”), relating to the notes. The Trustee and/or certain of its affiliates have in the past and may in the future provide banking, investment and other services to us. The Trustee’s main role is to enforce your rights against us if we default. The following description of the notes and the Indenture may not be complete and is subject to and qualified in its entirety by reference to all of the provisions of the notes and the Indenture. Wherever we refer to particular sections or defined terms of the Indenture, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus supplement. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes. The following description of the particular terms of the notes supplements and replaces any inconsistent information set forth in under the heading “Description of Debt Securities” in the accompanying prospectus.

General

The notes will be issued in an initial aggregate principal amount of $175,000,000 and will mature on August 15, 2024. The notes will not be subject to, or entitled to the benefits of, a sinking fund or repurchase by us at the option of the holders. The notes will be issued only in fully registered book-entry form without coupons and in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The notes will not be listed on any securities exchange. Currently, there is no public market for the notes. The notes will be issued pursuant to the Indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders have rights under the Indenture. Payment of the principal of, and interest on, the notes represented by a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered owner and holder of such global note.

The Indenture contains no covenants or restrictions restricting the incurrence of debt by us or by our subsidiaries, except as described under “— Certain Covenants” below.

The Indenture contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality, except to the extent described under the headings “— Merger and Consolidation” in the accompanying prospectus and “— Certain Covenants” below.

The notes will not be savings accounts, deposits or other obligations of any of our subsidiaries and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

We may, without notice to or the consent of the holders of notes, but in compliance with the terms of the Indenture, issue additional notes having the same ranking, interest rate, maturity date and other terms as the notes. Any such additional notes, together with the notes being issued hereby, will constitute a single series under the Indenture; provided, however, that no additional notes may be issued unless they will be fungible with the notes offered hereby for United States federal income tax and securities law purposes; and provided, further, that the additional notes have the same CUSIP number as the notes offered hereby. No additional notes may be issued if any event of default (as defined below) has occurred and is continuing with respect to the notes.

Interest

Interest on the notes will accrue at the rate of 4.125% per annum. Interest on the notes will be payable semi-annually on August 15 and February 15 of each year, beginning February 15, 2015. We will make each interest payment to the registered holders of notes at the close of business on the August 1 or February 1 next preceding the applicable interest payment date. Interest on the notes at the maturity date will be payable to the persons to whom principal is payable. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest payments on the notes will be the amount of interest accrued from and including August 15, 2014 or the most recent interest payment date on which interest has been paid to but excluding the interest payment date or the maturity date, as the case may be.

If an interest payment date or the maturity date falls on a day that is not a business day, the related payment of interest and principal will be made on the next day that is a business day, and no interest on the notes or such payment will accrue for the period from and after such interest payment date or maturity date, as the case may be, to the date payment is made.

A “business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or the place for payment are authorized by law, regulation or executive order to remain closed.

Methods of Receiving Payments on the Notes

The notes will be payable as to principal and interest at the office or agency of the paying agent (which may be us), or, at our option, payment of interest may be made by check mailed to the holders of the notes at their addresses set forth in the register of holders or by wire transfer of immediately available funds to the accounts specified by the holder thereof.

Events of Default; Waiver

An “event of default,” when used in the Indenture, means any of the following:

•	our default in the payment of any interest on the notes when due, and continuance of such default for a period of 30 days;

•	our default in the payment of any principal of the notes when due and payable;

•

our failure to perform any other covenant or agreement in the Indenture and the continuance of such default or breach for a period of 90 days after notice to us by the Trustee or the holders of at least 25% in aggregate principal amount of the notes by notice to us (with a copy to the Trustee) specifying such failure and requiring it to be remedied;

•

a court having jurisdiction enters a decree or order for relief in respect of us or Old National Bank in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law, or a decree or order adjudging us or Old National Bank bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of us or Old National Bank under any applicable federal or state law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of us or Old National Bank or for any substantial part of our property, or ordering the winding-up or liquidation of our affairs, shall have been entered, and such decree or order remains unstayed and in effect for a period of 60 consecutive days;

•

we or Old National Bank commence a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated as bankrupt or insolvent, or consent to the entry of a decree or order for relief in an involuntary case or proceeding under any such law, or to the commencement of any bankruptcy or insolvency case or proceeding against us or Old National Bank, or the filing by us or Old National Bank of a petition or answer to consent seeking reorganization or relief under any such applicable federal or state law, or the consent by us or Old National Bank to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of us or Old National Bank or of any substantial part of our or its property, or the making by us or Old National Bank of an assignment for the benefit of creditors, or the taking of action by us or Old National Bank in furtherance of any such action; or

•

our default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or Old National Bank having an aggregate principal amount outstanding of at least $25,000,000, or under any mortgage, indenture or instrument (including the Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or Old National Bank having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

If an event of default occurs and continues, the Trustee by notice to us or the holders of at least 25% in aggregate principal amount of the outstanding notes by notice to us (with a copy to the Trustee) may declare the entire principal of and all accrued but unpaid interest on all the notes to be due and payable immediately. Subject to certain conditions, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the outstanding notes.

The Indenture also provides that the holders of a majority in principal amount of the notes may waive any existing default with respect to the notes and its consequences, except a default in the payment of the principal of and interest on the notes.

The holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines may be unduly prejudicial to the holders of the notes not joining in the direction or that may involve the Trustee in personal liability. In addition, the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from the holders of the notes. The Trustee shall not be obligated to take any action at the direction of holders unless such holders have provided to the Trustee security or indemnity satisfactory to the Trustee.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an event of default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of notes unless such holders have offered to the Trustee reasonable indemnification. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note may pursue any remedy with respect to the Indenture or such note unless:

•	such holder has previously given the Trustee written notice of a continuing event of default;

•	holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the Trustee to pursue the remedy;

•	such holders provide to the Trustee security or indemnity acceptable to the Trustee against any loss, liability or expense;

•	the Trustee has not complied with such request within 60 days after receipt of the request and the provision of security or indemnity acceptable to the Trustee; and

•	the holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction inconsistent with the request within such 60-day period.

Except in the case of a default or event of default in payment of principal of and interest on any note, the Trustee may withhold notice of a default or event of default if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interests of the holders of the notes. We are required to deliver to the Trustee annually a statement from our applicable officers regarding whether or not they have knowledge of any default or event of default. Within 30 days of any applicable officer becoming aware of any default or event of default, such officer is required to deliver to the Trustee a statement specifying such default or event of default. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the Indenture with respect to the notes.

Ranking

The notes will be senior unsecured indebtedness of Old National and rank equally with our other senior unsecured indebtedness and will be effectively subordinate to our secured indebtedness. As of June 30, 2014, we had no outstanding secured debt. Since we are a holding company, our rights and the rights of our creditors, including holders of the notes, to participate in any distribution of the assets of our subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus the ability of a holder of notes to benefit indirectly from such distribution, is subject to the prior claims of creditors of any such subsidiary, including, in the case of Old National Bank, its depositors, except to the extent that we may be a creditor of such subsidiary and our claims are recognized. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations. There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Accordingly, the notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. As of June 30, 2014, our subsidiaries’ direct borrowings and deposit liabilities totaled approximately $8.9 billion.

Certain Covenants

Subject to certain exceptions, the Indenture:

•

prohibits us and Old National Bank from, directly or indirectly, selling or otherwise disposing of shares of voting capital stock, or securities convertible into voting capital stock, or options, warrants or rights to subscribe for or purchase voting capital stock of Old National Bank; and

•

prohibits Old National Bank from issuing, selling or otherwise disposing of any shares of its voting capital stock or securities convertible into its voting capital stock or options, warrants or rights to subscribe for or purchase its voting capital stock;

unless we will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of Old National Bank after giving effect to that transaction. The covenant described in the preceding sentence does not apply to any transaction of the type described under “— Merger and Consolidation” in the accompanying prospectus. Furthermore, we will not permit Old National Bank to:

•

merge or consolidate with or into any corporation or other person, unless we are the surviving corporation or person, or unless we will own, directly or indirectly, at least 80% of the surviving corporation’s issued and outstanding voting stock; or

•

lease, sell, assign or transfer all or substantially all of its properties and assets to any corporation or other person (other than us), unless we will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of that corporation or other person.

However, we may agree to any such merger or consolidation or sale, lease, assignment or transfer of securities, properties or assets if: (1) required by law, such lease, sale, assignment or transfer of securities is made to any person for the purpose of the qualification of such person to serve as a director; (2) such lease, sale, assignment or transfer of securities is made by us or any of our subsidiaries acting in a fiduciary capacity for any person other than us or any of our subsidiaries; (3) made in connection with the consolidation of us with or the sale, lease or conveyance of all or substantially all of the assets of us to, or merger of us with or into any other person (as to which the covenant described under the heading “— Merger and Consolidation” in the accompanying prospectus shall apply); (4) it is required by any law or any rule, regulation or order of any governmental agency or authority; or (5) it is required as a condition imposed by any law or any rule, regulation or order of any governmental agency or authority to the acquisition by us of another entity; provided that in the case of (5) only, after giving effect to such acquisition, (a) at least 80% of the issued and outstanding voting stock of such entity will be owned, directly or indirectly, by us and (b) our consolidated assets will be at least equal to 70% of our consolidated assets prior to the acquisition. These covenants will not prohibit us or Old National Bank from selling or transferring assets pursuant to any securitization transaction or pledging any assets to secure borrowings incurred in the ordinary course of business, including, without limitation, to secure advances from the Federal Home Loan Bank of Indianapolis and reverse repurchase agreements.

Furthermore, for so long as the notes are outstanding, we will not, nor will we permit Old National Bank to, incur debt secured by any shares of voting stock of Old National Bank (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that voting stock) without making effective provision for securing the notes equally and ratably with that secured debt. However, this covenant will not apply to the extent that we continue to own at least 80% of the issued and outstanding voting stock of Old National Bank (treating that encumbrance as a transfer of those shares to the secured party). The foregoing restriction does not apply to any:

•

pledge, encumbrance or lien to secure our indebtedness or the indebtedness of a subsidiary as part of the purchase price of such shares of voting stock, or incurred prior to, at the time of or within 120 days after acquisition thereof for the purpose of financing all or any part of the purchase price thereof;

•

lien for taxes, assessments or other government charges or levies (1) which are not yet due or payable without penalty, (2) which we are contesting in good faith by appropriate proceedings so long as we have set aside on our books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (3) which secure obligations of less than $1 million in amount;

•

lien of any judgment, if that judgment (1) is discharged, or stayed on appeal or otherwise, within 60 days, (2) is currently being contested in good faith by appropriate proceedings so long as we have set aside on our books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (3) involves claims of less than $1 million; or

•	any pledge or lien on the voting stock of Old National Bank to secure a loan or other extension of credit by any of our subsidiaries subject to Section 23A of the Federal Reserve Act.

The holders of no less than a majority in aggregate principal amount of the notes may waive compliance in a particular instance by us with any provision of the Indenture or the notes, including the foregoing covenants, except as otherwise stated under “— Modification and Waiver” in the accompanying prospectus.

Covenant Defeasance

Covenant Defeasance. We will not need to comply with certain restrictive provisions, and the provisions of the Indenture will cease to be applicable with respect to an event of default under the notes other than an event of default due to our failure to pay the principal of or interest on the notes when due, upon:

(1) we have deposited with the Trustee, in trust, cash in United States dollars and/or certain non-callable government securities that will provide funds in amount sufficient, in the opinion of an independent public accountant, to pay the principal, premium, if any, and accrued interest on the notes at the time such payments are due in accordance with the terms of the Indenture;

(2) we have delivered to the Trustee an opinion of counsel to the effect that the defeasance trust does not constitute an “investment company” within the meaning of the Investment Company Act of 1940 and, after the passage of 91 days following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(3) no default (as defined above) or event of default will have occurred and be continuing on the date of such deposit, or insofar as events of default due to certain events of bankruptcy, insolvency or reorganization in respect of us are concerned, during the period ending on the 91st day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which we are a party or by which we are bound;

(4) we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that, subject to certain assumptions and exclusions, all conditions precedent provide for or relating to the defeasance have been complied with;

(5) the Trustee shall have received such other documents, assurances and opinions of counsel as the Trustee shall have reasonably required; and

(6) our delivery to the Trustee of an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance had not occurred.

If we exercise our option to omit compliance with certain provisions of the Indenture as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an event of default that remains applicable, the amount of money and/or non-callable government securities on deposit with the Trustee may not be sufficient to pay amounts due on the notes at the time of acceleration resulting from such event of default. In such event, we will remain liable for such payments.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, and DTC will communicate these notices to DTC participants in accordance with its standard procedures.

Governing Law

The second indenture supplement and the notes are governed by and will be construed in accordance with the laws of the State of New York.

Book-Entry, Delivery and Form of Notes

General

The notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 thereof. The notes will be issued on the issue date therefor only against payment in immediately available funds.

The notes initially will be represented by one or more permanent global certificates (which may be subdivided) in definitive fully registered form without interest coupons, referred to as the global notes. The global notes will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or its nominee. Investors may hold their beneficial interests in a global note directly through DTC or indirectly through organizations which are participants in the DTC system.

Except as set forth in this prospectus supplement, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “— Exchange of Book Entry Notes for Certificated Notes.” Transfer of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.

We do not take any responsibility for these operations and procedures and urge investors to contact the systems or their participants to directly discuss these matters. DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, referred to as participants, and to facilitate the clearance and settlement of transactions in those securities between participants through electronic, computerized book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include both U.S. and non-U.S. securities brokers and dealers (including the underwriter), banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to banks, securities brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, referred to as indirect participants. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of participants and indirect participants.

DTC has advised us that, pursuant to procedures established by it:

•	upon deposit of the global notes, DTC will credit the accounts of participants designated by the underwriter with portions of the principal amount of the global notes; and

•

ownership of interests in the global notes will be shown on, and the transfer of ownership of the global notes will be effected only through, records maintained by DTC (with respect to participants) or by participants and indirect participants (with respect to other owners of beneficial interests in the global notes).

Upon issuance, a holder may hold its interests in the global notes directly through DTC if it is a participant, or indirectly through organizations that are participants or indirect participants. The depositaries, in turn, will hold interests in the notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

All interests in a global note will be subject to the procedures and requirements of DTC. The laws of some jurisdictions require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to those persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge its interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interests, may be affected by the lack of a physical certificate evidencing its interests. For certain other restrictions on the transferability of the notes, see “— Exchange of Book Entry Notes for Certificated Notes.”

Except as described below, owners of interests in the global notes will not have notes registered in their name, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments on the global notes registered in the name of DTC, or its nominee, will be payable in immediately available funds by the Trustee (or the paying agent if other than the Trustee) to DTC or its nominee in its capacity as the registered holder under the Indenture. We and the Trustee, as applicable, will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Neither the Trustee nor any agent thereof has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by participants and indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of participants or indirect participants and will not be the responsibility of DTC, the Trustee, as applicable, or us.

Neither we nor the Trustee will be liable for any delay by DTC or any of its participants or indirect participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Redemption notices shall be sent to DTC or its nominee.

Initial settlement for the notes will be made in immediately available funds. Any secondary market trading activity in interests in the global notes will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will settle in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants who have an interest in DTC’s global notes in respect of the portion of the principal amount of the notes as to which the participant or participants has or have given direction. However, if an event of default exists under the Indenture, DTC reserves the right to exchange the global notes for notes in certificated form and to distribute the certificated notes to its participants.

We believe that the information in this section concerning DTC and its book-entry system has been obtained from reliable sources, but we do not take responsibility for the accuracy of this information. Although DTC will agree to the procedures described in this section to facilitate transfers of interests in the global notes among participants in DTC, DTC is not obligated to perform or to continue to perform these procedures, and these procedures may be discontinued at any time by giving reasonable notice. Neither we nor the Trustee will have any responsibility or liability for any aspect of the performance by DTC or its participants or indirect participants of any of their respective obligations under the rules and procedures governing their operations or for maintaining, supervising or reviewing any records relating to the global notes that are maintained by DTC or any of its participants or indirect participants.

Exchange of Book-Entry Notes for Certificated Notes

A global note is exchangeable for certificated notes in definitive, fully registered form without interest coupons if:

•

DTC notifies the Trustee that it is unwilling or unable to continue as depositary for the global notes and the Trustee fails to appoint a successor depositary within 90 days of receipt of DTC’s notice, or DTC has ceased to be a clearing agency registered under the Exchange Act and the Trustee fails to appoint a successor depositary within 90 days of becoming aware of this condition;

•	at our request, DTC notifies holders of the notes that they may utilize DTC’s procedures to cause the notes to be issued in certificated form, and such holders request such issuance; or

•	an event of default, or any event which after notice or lapse of time or both would be an event of default, exists under the Indenture and a request is made by DTC or one of its participants.

In addition, beneficial interests in a global note may be exchanged by or on behalf of DTC for certificated notes upon request by DTC, but only upon at least 20 days prior written notice given to the Trustee in accordance with DTC’s customary procedures. In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository in accordance with its customary procedures.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

The discussion generally applies only to beneficial owners that purchase notes in the initial offering at their original issue price (i.e., the first price at which a substantial amount of the notes is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash and hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers such as banks and certain other financial institutions, insurance companies, tax-exempt organizations, holders of notes that are pass-through entities or the investors in such pass-through entities, dealers in securities or foreign currency, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, traders in securities that elect a mark-to-market method of accounting, investors liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, and persons holding notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction or risk reduction transaction. The discussion does not address the tax consequences of the ownership and disposition of the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and does not address any non-income tax considerations or any foreign, state or local tax consequences. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

As used herein, a “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia, (3) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust validly elected to be treated as a U.S. person under applicable Treasury regulations. A Non-U.S. Holder is a beneficial owner of notes, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes owns any of the notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of notes that are partnerships or partners in such partnerships should consult their own tax advisors.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX AND OTHER FEDERAL TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

U.S. Holders

Payments of Interest

Payments of stated interest on a note will generally be taxable to U.S. Holders as ordinary interest income at the time such interest payments are accrued or received, depending on the holder’s regular method of accounting for U.S. federal income tax purposes. It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury regulations).

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts properly attributable to accrued and unpaid interest, which, to the extent not previously included in income, will be treated as ordinary interest income), and such holder’s tax basis in the note. A U.S. Holder’s tax basis in the note will generally equal the amount such holder paid for the note. Any gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder held the note for a period of more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, a U.S. Holder will be subject to U.S. federal backup withholding on payments on the notes and the proceeds of a sale or other disposition of the notes if such holder fails to provide its correct taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.

In addition, information reporting generally will apply to certain payments of interest on the notes and to the proceeds of the sale or other disposition (including a retirement or a redemption) of a note paid to a U.S. Holder unless such holder is an exempt recipient.

Non-U.S. Holders

Payments of Interest

Subject to the discussion below regarding effectively connected income and backup withholding, payments of interest on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•	Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In addition, for this exemption from U.S. federal withholding tax to apply, a Non-U.S. Holder must provide the applicable withholding agent with a properly completed and executed Form W-8BEN, or other appropriate documentation, as provided for in Treasury regulations, certifying that it is not a U.S. person. If the Non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such holder will be required to provide appropriate documentation to the agent. Such holder’s agent will then be required to provide such documentation to the applicable withholding agent.

A Non-U.S. Holder may also be entitled to the benefits of an income tax treaty under which interest on the notes is exempt from or subject to a reduced rate of U.S. federal withholding tax, provided that a properly completed and executed Form W-8BEN claiming the exemption from or reduction in withholding is furnished to the applicable withholding agent and any other applicable procedures are complied with.

Sale, Exchange or Redemption of the Notes

Generally, any gain realized on the sale, exchange, redemption or other taxable disposition of a note (other than amounts properly attributable to accrued and unpaid interest, to the extent not previously included in income, which generally will be treated as described under “— Non-U.S. Holders — Payments of Interest” or “— Non-U.S. Holders — Effectively Connected Income”) will be exempt from U.S. federal income and withholding tax, unless:

•

the gain is effectively connected with the conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States; or

•

if the Non-U.S. Holder is an individual, such Non-U.S. Holder is present in the United States for a period of 183 days or more during the taxable year of the disposition and certain other conditions are met.

See the discussion below under “— Non-U.S. Holders — Effectively Connected Income” if the gain derived from the disposition is described in the first bullet point above. If the Non-U.S. Holder is an individual described in the second bullet point above, the Non-U.S. Holder will be subject to U.S. federal income tax on the gain derived from the disposition at a 30% rate (or such lower rate as may be prescribed under an applicable income tax treaty), which gain may be offset by U.S.-source capital losses.

Effectively Connected Income

If interest or gain recognized on a note is effectively connected with the conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States, then such interest or gain will be exempt from the U.S. federal withholding tax discussed above if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed Form W-8ECI, but such interest or gain generally will be subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates. In addition to regular U.S. federal income tax, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless such holder qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting

Payments of interest, and proceeds of a sale or other disposition of the notes, to a Non-U.S. Holder may be subject to annual information reporting and U.S. federal backup withholding on payments unless such Non-U.S. Holder provides the certification described above under either “— Non-U.S. Holders — Payments of Interest” or “— Non-U.S. Holders — Effectively Connected Income” or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and may be refunded or allowed as a credit against the

Non-U.S. Holder’s U.S. federal income tax liability (if any), provided that the required information is furnished to the IRS in a timely manner. In addition, the applicable withholding agent generally will be required to file information returns with the IRS reporting interest payments on the notes. Copies of the information returns may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

CERTAIN CONSIDERATIONS FOR PLAN INVESTORS

Each person considering the use of the assets of (1) a pension, profit-sharing or other employee benefit plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) an individual retirement account, Keogh plan or other retirement plan, account or arrangement that is subject to Section 4975 of the Code, or (3) an entity such as a collective investment fund, partnership, separate account or insurance company general accounts whose underlying assets include the assets of such plans or accounts ((1), (2) and (3) collectively, “Plans”), to purchase or hold the notes should consider whether an investment in the notes would be consistent with the documents and instruments governing the plan and with such person’s fiduciary duties, including satisfaction of applicable prudence and diversification requirements, and whether the purchase or holding of the notes would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which there is no applicable exemption. Each person considering the use of the assets of any other plan subject to federal, state, local or non-U.S. laws that are similar to Title I of ERISA or Section 4975 of the Code (“Similar Laws”) should consider whether the purchase or holding of the notes would violate any Similar Laws.

The following summary regarding certain aspects of ERISA and the Code is based on the provisions of ERISA and the Code (and the related regulations and administrative interpretations), each as in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA and the Code that may be applicable to the notes or a particular investor. No assurance can be given that future legislation, court decisions, administrative regulations, rulings or administrative pronouncements will not significantly modify the requirements summarized herein. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. Accordingly, each prospective investor should consult with its own counsel in order to understand potential applicability of Title I of ERISA, Section 4975 of the Code and/or any Similar Law to an investment in the notes that affect or may affect the investor with respect to this investment.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA, loss of tax-exempt status and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

The purchase, holding or disposition of the notes by or on behalf of a Plan with respect to which we, the underwriter, the Trustee or any of the respective affiliates are or become a party in interest or a disqualified person may constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the notes are purchased, held or disposed of pursuant to and in accordance with an applicable exemption.

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions include PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the notes and related lending transactions, provided that neither the entity that is the party in interest (i.e., the issuer of the notes, the underwriter or the

Trustee, as applicable) nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity or any person investing “plan assets” of any Plan, unless (1) such purchase or holding is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or (2) there is some other basis on which the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

Each purchaser or holder of the notes or any interest therein, and each person making the decision to purchase or hold the notes on behalf of any such purchaser or holder, will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), that on each day from the date on which the purchaser or holder acquires its interest in the notes to the date on which the purchaser disposes of its interest in the notes, such purchaser and holder, by its purchase or holding of the notes or any interest therein, (1) is not a Plan and its purchase and holding of the notes is not made on behalf of or with any “plan assets” of any Plan, or (2) if it is a Plan or its purchase and holding of the notes is made on behalf of or with any “plan assets” of a Plan, then (A) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; (B) its purchase and holding of the notes will not result in a breach of fiduciary duty under ERISA; and (C) none of us, the underwriter, the Trustee, nor any of our or their respective affiliates is acting as a fiduciary (within the meaning of Section 3(21) of ERISA) in connection with the purchase or holding of the notes nor have they provided any advice that has formed or may form a basis for any investment decision concerning the purchase or holding of the notes. Each purchaser and holder of the notes or any interest therein, and each person making the decision to purchase or hold the notes on behalf of any such purchaser or holder, or on behalf of any governmental plan, church plan or foreign plan, will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), by its purchase or holding of the notes or any interest therein, that such purchase and holding does not violate any applicable Similar Laws. Each purchaser or holder of the notes will be deemed to have further represented that it will notify us immediately if, at any time, it is no longer able to make the foregoing representations contained in this paragraph. Any purported transfer of the notes (or any interest therein) to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan (or on behalf of or with the assets of any plan subject to Similar Law) consult with their counsel regarding the relevant provisions of ERISA, the Code and any Similar Laws and the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or other applicable exemption or basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or a violation of any applicable Similar Laws.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any applicable Similar Laws. The sale of any notes to any Plan (or plan subject to Similar Laws) is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans (or plans subject to Similar Laws) generally or any particular Plan (or plan subject to Similar Laws), or that such an investment is appropriate for Plans (or plans subject to Similar Laws) generally or any particular Plan (or plan subject to Similar Laws).

UNDERWRITING

Subject to certain conditions, Sandler O’Neill + Partners, L.P., as underwriter, has agreed to purchase from us, and we have agreed to sell to the underwriter, the principal amount of notes at the public offering price less the underwriting discounts and commissions set forth on the cover of this prospectus supplement.

The underwriting agreement provides that the obligations of the underwriter to purchase the notes included in this offering are subject to certain conditions. The underwriter is obligated to purchase all of the notes if it purchases any of the notes.

The underwriter has advised us that it proposes to offer the notes directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement, plus accrued interest, if any, from August 15, 2014 to the date of delivery of the notes, and to certain dealers at a concession not to exceed 0.325% of the principal amount of the notes. The underwriter may allow, and dealers may reallow, a concession not to exceed 0.25% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the public offering price and other selling terms may be changed by the underwriter. The offering of the notes by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

The underwriter has advised us that it does not intend to confirm sales to any account over which it exercises discretionary authority.

No Public Trading Market

The notes consist of a new issue of securities with no established trading market. We do not intend to list the notes on any national securities exchange or to apply for quotation of the notes on any automated dealer quotation system. The underwriter has advised us that it intends to make a market in the notes after the initial offering, although it is under no obligation to do so. The underwriter may discontinue any market making activities at any time without notice. We can give no assurance as to development, maintenance or liquidity of any trading market for the notes.

Discounts, Commissions and Expenses

The underwriting discount to be paid by us to the underwriter is 0.65% of the principal amount of the notes.

Expenses associated with the offer and the sale of the notes, exclusive of the underwriting discount but including certain expenses of the underwriters, are estimated to be approximately $450,000 and will be paid by us.

Stabilization

In connection with the offering, the underwriter may purchase and sell notes in the open market. These transactions may include short sales and stabilizing transactions. Short sales involve sales of notes in excess of the principal amount of notes to be purchased by the underwriter in the offering, which creates a short position. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the absence of such activities. These activities, if commenced, may be discontinued at any time.

Our Relationships with the Underwriter

The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. During the last two years, Sandler O’Neill + Partners, L.P. has advised us on the acquisitions of financial institutions and sales of branches we have consummated and in connection with a pending acquisition of another financial institution. For these services, Sandler O’Neill + Partners, L.P. has received or is expected to receive compensation totaling approximately $1,500,000.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriter may be required to make in respect of any of those liabilities.

Other Matters

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Krieg DeVault LLP, Indianapolis, Indiana. Certain legal matters will be passed upon for the underwriter by Calfee, Halter & Griswold LLP, Cleveland, Ohio.

EXPERTS

The consolidated financial statements of Old National appearing in Old National’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Old National’s internal control over financial reporting as of December 31, 2013, have been audited by Crowe Horwath LLP, independent registered public accounting firm (“Crowe”), as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

OLD NATIONAL BANCORP

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Purchase Contracts

Units

Warrants

of

OLD NATIONAL BANCORP

We will provide the specific terms of these securities in supplements to this prospectus. Any of the securities described in this prospectus and in a prospectus supplement may be convertible or exchangeable into other securities that are described in this prospectus or which will be described in a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “ONB.”

You should read this prospectus and any supplements carefully before you invest. Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” on page 6 of this prospectus and in the documents we file with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

This prospectus is dated June 6, 2014.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Old National Bancorp filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may issue. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in the prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. You can find the registration statement at the web site maintained by the Securities and Exchange Commission, or the “SEC,” at http://www.sec.gov or at the SEC office mentioned under the heading “Where You Can Find More Information.”

When we refer to “Old National,” “we,” “our” or “us” in this prospectus under the headings “Old National Bancorp” and “Consolidated Ratio of Earnings to Fixed Charges and Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends,” we mean Old National Bancorp and its subsidiaries unless the context indicates otherwise. When we refer to “we,” “our” or “us” in this prospectus in this section or under the heading “Where You Can Find More Information,” we mean Old National Bancorp unless the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

Old National files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that Old National files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Old National’s public filings also are available to the public from commercial document retrieval services and on the Internet site maintained by the SEC at “http://www.sec.gov.” Shares of Old National common stock are listed on the NASDAQ Global Select Market under the symbol “ONB.”

For further information about us and the securities we are offering, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

The SEC allows Old National to “incorporate by reference” the information filed by Old National with the SEC, which means that Old National can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.

Old National incorporates by reference the documents and information listed below:

(1) Annual Report on Form 10-K for the year ended December 31, 2013;

(2) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014;

(3) Current Reports on Form 8-K filed January 8, 2014, January 23, 2014, March 18, 2014, April 11, 2014, May 9, 2014, June 2, 2014 and June 4, 2014; and

(4) The description of Old National’s common stock set forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on August 14, 2013, including any amendment or report filed with the SEC for the purpose of updating such description.

Old National is also incorporating by reference any filings Old National makes with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act between the date of the initial filing of the registration statement and the effectiveness of the registration statement, until we sell all of the securities offered by this prospectus or terminate this offering.

Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of any of the documents referred to above, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by contacting Old National in writing or by telephone at:

Old National Bancorp

One Main Street

Evansville, Indiana 47708

(812) 464-1294

Attention: Corporate Secretary

You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement. Neither we, nor any underwriters or agents, have authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

FORWARD-LOOKING STATEMENTS

This document, and the documents incorporated by reference into it, contain forward-looking statements, including statements about our financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Certain statements contained in this filing that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, notwithstanding that such statements are not specifically identified.

In addition, certain statements may be contained in the future respective filings of Old National with the SEC, in press releases and in oral and written statements made by or with the approval of Old National that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may,” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

Risks and uncertainties that could affect our future performance include, among others: our ability to execute our business plan; economic, market, operational, liquidity, credit and interest rate risks associated with our business; economic conditions generally and in the financial services industry; increased competition in the financial services industry either nationally or regionally, resulting in, among other things, credit quality deterioration; volatility and direction of market interest rates; governmental legislation and regulation, including changes in accounting regulation or standards; a weakening of the economy that could materially impact credit quality trends and the ability to generate loans; changes in the securities markets; new litigation or changes to existing litigation; changes in fiscal, monetary and tax policies; our ability to execute our business plan; and our ability to achieve loan and deposit growth.

Additional information regarding important risk and other factors that could cause our future financial performance to differ materially from that described in our forward-looking statements is available in our annual report on Form 10-K for the year ended December 31, 2013, and subsequent reports we file with the SEC, which are incorporated by reference in this prospectus. See “Where You Can Find More Information” above for information on how to obtain a copy of our annual report and other reports. Investors should consider these risks, uncertainties and other factors when considering any forward-looking statement.

OLD NATIONAL BANCORP

We are a financial holding company that provides financial services primarily in Indiana, Illinois, Kentucky and Michigan. Through our bank subsidiary, Old National Bank, we provide a wide range of services, including commercial and consumer loan and depository services, investment and brokerage services, lease financing and other traditional banking services. We also own financial services companies that provide services to supplement our banking business, including fiduciary and wealth management services, insurance and other financial services.

We were incorporated in 1982 in the State of Indiana as the holding company of Old National Bank in Evansville, Indiana. Old National Bank has provided banking services since 1834. In 2001, we completed the consolidation of 21 bank charters, thus enabling consistent products offerings under a common name throughout our financial center locations.

Since our formation in 1982, we have acquired almost 50 financial institutions and financial services companies. Future acquisitions and divestitures will be driven by a disciplined financial process and will be consistent with our existing focus on community banking, client relationships and consistent quality earnings. Targeted geographic markets for acquisitions include mid-size markets within or near our existing franchise with average to above average growth rates. We will also consider opportunistic acquisitions of other financial institutions, including the acquisition of assets and liabilities of bank branches and failed financial institutions in FDIC-sponsored or assisted transactions. As with previous acquisitions, the consideration paid by us in future acquisitions will be in the form of cash, debt or our common stock. The amount and structure of such consideration is based on reasonable growth and cost savings assumptions and a thorough analysis of the impact on both long- and short-term financial results.

As a legal entity separate and distinct from our bank and financial services subsidiaries, our principal sources of revenues are dividends and fees from our bank and financial service company subsidiaries. Our subsidiaries that operate in the banking, insurance and securities business can pay dividends only if they are in compliance with the applicable regulatory requirements imposed on them by federal and state regulatory authorities. Our principal executive offices are located at One Main Street, Evansville, Indiana 47708, and our telephone number at that address is (812) 464-1294.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

REGULATION AND SUPERVISION

As a registered bank holding company and financial holding company, we are subject to inspection, examination and supervision by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. As a national bank, our bank subsidiary, Old National Bank, is subject to extensive supervision, examination and regulation by the Office of the Comptroller of the Currency. Because we are a holding company, our rights and the rights of our creditors and securityholders, including the holders of the securities we are offering under this prospectus, to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. In addition, there are various statutory and regulatory limitations on the extent to which our bank subsidiary, Old National Bank, can finance or otherwise transfer funds to us or to our nonbank subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Those transfers by Old National Bank to us or any nonbanking subsidiary are limited in amount to its net earnings for the current year plus retained net income for the preceding two years, without prior regulatory approval. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

In addition, there are regulatory limitations on the payment of dividends directly or indirectly to us from Old National Bank. Federal regulatory agencies have the authority to limit Old National Bank’s payment of dividends based on many factors, such as maintenance of adequate capital of Old National Bank.

Under the policies of the Board of Governors of the Federal Reserve System, we are expected to act as a source of financial and managerial strength to Old National Bank and to commit resources to support Old National Bank in circumstances where we might not do so absent such a policy. In addition, subordinated loans by us to Old National Bank would be subordinate in right of payment to depositors and other creditors of Old National Bank. Further, in the event of our bankruptcy, any commitment by us to our regulators to maintain the capital of Old National Bank would be assumed by the bankruptcy trustee and entitled to priority of payment.

For a discussion of the material elements of the regulatory framework applicable to bank holding companies, financial holding companies and their subsidiaries, and specific information relevant to us, refer to our annual report on Form 10-K for the year ended December 31, 2013, and any subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the deposit insurance funds that insure deposits of banks, rather than for the protection of security holders. A change in the statutes, regulations or regulatory policies applicable to us or our subsidiaries may have a material effect on our business.

USE OF PROCEEDS

Unless we indicate otherwise in an applicable prospectus supplement, the net proceeds from the sale of the offered securities will be added to our general funds and may be used for:

•	debt reduction or debt refinancing, including the refinancing of our outstanding capital securities;

•	investments in or advances to subsidiaries;

•	acquisitions of bank and non-bank subsidiaries;

•	repurchase of shares of our common stock or other securities; and

•	other general corporate purposes.

Until the net proceeds have been used, they may be temporarily invested in securities or held in deposits of our affiliated banks.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

AND CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for the periods indicated. For purposes of computing these ratios, earnings represent income before taxes and fixed charges. Fixed charges, excluding interest on deposits, consist of interest expense, excluding interest on deposits, and one-third of rental expense for all operating leases, which we believe to be representative of the interest portion of rent expense. Fixed charges, including interest on deposits, consist of interest expense, one third of rental expense and interest on deposits. The term “preferred stock dividends” is the amount of pre-tax earnings that is required to pay dividends on Old National’s outstanding preferred stock. As of the date of this prospectus, we had no preferred stock outstanding.

	Three Months Ended March 31, 2014	Years Ended December 31,
		2013	2012	2011	2010	2009
Consolidated ratio of earnings to fixed charges:
Excluding interest on deposits	10.34	9.94	7.53	4.43	2.08	0.86
Including interest on deposits	6.03	5.18	3.74	2.54	1.49	0.94
Consolidated ratio of earnings to combined fixed charges and preferred stock dividends:
Excluding interest on deposits	10.34	9.94	7.53	4.43	2.08	0.84
Including interest on deposits	6.03	5.18	3.74	2.54	1.49	0.93

DESCRIPTION OF DEBT SECURITIES

The debt securities will be direct unsecured general obligations of Old National and will be either senior or subordinated debt. The debt securities will be issued under separate indentures between Old National and The Bank of New York Mellon Trust Company, N.A. (as successor to J.P. Morgan Trust Company, National Association (as successor, in the case of the senior indenture, to Bank One, NA)), as trustee. Senior debt securities will be issued under a senior debt indenture and subordinated debt securities will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” The senior debt indenture and form of subordinated debt indenture have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

The following briefly summarizes the material provisions of the indentures and the debt securities. The summary is not complete. You should read the more detailed provisions of the applicable indenture for provisions that may be important to you. So that you can easily locate these provisions, the numbers in parenthesis below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Whenever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

General

The debt securities may be issued in one or more series. The particular terms of each series of debt securities, as well as any modifications or additions to the general terms of the debt securities as described in this prospectus which may be applicable in the case of a particular series of debt securities, will be described in the prospectus supplement relating to that series of debt securities. Accordingly, for a description of the terms of a particular series of debt securities, reference must be made both to the prospectus supplement relating to that series and to the description of debt securities set forth in this prospectus.

The senior debt securities will be direct, unsecured and unsubordinated obligations of Old National. The subordinated debt securities will be unsecured and will be subordinated to all of Old National’s senior indebtedness as described below under “— Subordination of Subordinated Debt Securities.” Because Old National is a holding company, the right of Old National, and therefore the right of creditors of Old National (including the holders of the debt securities), to participate in any distribution of the assets of any subsidiary of Old National upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Old National itself as a creditor of the subsidiary may be recognized.

The prospectus supplement relating to the particular series of debt securities being offered will specify whether they are senior or subordinated debt securities and the other terms of those debt securities, including, but not limited to, the following:

•	the title of the debt securities and the series in which the debt securities will be included;

•	any limit on the aggregate principal amount of that series of debt securities;

•	whether the debt securities are to be issued initially or permanently in the form of a global debt security and, if so, the identity of the depositary for the global debt security;

•	the date or dates on which the principal of the debt securities is payable or the manner in which those dates are determined;

•	the rate or rates (which may be fixed or floating) or amount or amounts per annum at which the debt securities will bear interest, if any, or the method of determining the rates or amounts;

•	the date from which interest, if any, on the debt securities will accrue, the dates on which interest, if any, will be payable, the record dates for interest payment dates, if any, and the basis upon which interest will be calculated if other than that of a 360 day year consisting of twelve 30-day months;

•	whether and under what circumstances additional amounts on the debt securities of that series will be payable and, if so, whether Old National has the option to redeem the affected debt securities rather than pay the additional amounts;

•	the places of payment and the places where the debt securities may be surrendered for registration of transfer or exchange;

•	whether the debt securities are redeemable at the option of Old National and, if so, the date or dates on which, the period or periods in which, the price or prices at which and the terms and conditions upon which the debt securities of that series may be redeemed, in whole or in part, by Old National;

•	the terms of any mandatory or optional redemption (including any sinking fund provisions or any provisions for repayment at the option of a holder or upon the occurrence of a specified event);

•	the denominations in which the debt securities of that series will be issued, if other than $1,000;

•	if other than the full principal amount, the portion of the principal amount of the debt securities of that series that will be payable upon declaration of acceleration of the maturity or the manner in which that portion will be determined;

•	any deletions from, modifications of or additions to the events of default or covenants of Old National with respect to the debt securities of that series; and

•	any other terms of the debt securities.

Neither indenture limits the aggregate principal amount of debt securities that may be issued under it and each indenture provides that the debt securities may be issued under it from time to time in one or more series up to the aggregate principal amount which may be authorized from time to time by Old National. (Section 301) All debt securities issued under an indenture will rank equally and ratably with any other debt securities issued under that indenture. No service charge will be made for any transfer or exchange of debt securities, but Old National may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer of exchange. (Section 305)

Some of the debt securities may be issued under an indenture as original issue discount securities to be sold at a discount below their stated principal amount. Certain United States federal income tax consequences and other special considerations applicable to any original issue discount securities will be described in the prospectus supplement relating to those debt securities.

Unless otherwise indicated in the prospectus supplement relating to a particular series of debt securities, the principal of and any premium or interest on debt securities issued in certificated form will be payable, and, subject to certain limitations, the transfer of debt securities will be registrable, at the offices of the trustee designated for that purpose in Chicago, Illinois and The City of New York, provided that at the option of Old National, interest may be paid by check, wire transfer or any other means permitted in the form of those debt securities. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on a debt security will be made to the person in whose name the debt security is registered at the close of business on the regular record date for the interest payment, provided, further, that interest payable at maturity or upon earlier redemption or repayment will be payable to the person to whom principal is payable. In the case of global debt securities (which will be registered in the name of the depositary or its nominee), payment will be made to the depositary or its nominee in accordance with the then-existing arrangements between the paying agent(s) for the global debt securities and the depositary. (Sections 305, 307 and 1002)

Neither indenture contains any provision that limits the ability of Old National to incur indebtedness (either directly or through merger or consolidation) or, except as described under “— Limitation on Liens” and “— Merger and Consolidation” in relation to senior debt securities, that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving Old National. Reference is made to the prospectus supplement relating to the applicable series of debt securities for information with respect to any deletions from, modifications of or additions to, the events of default or covenants that may be included in the terms of that series of debt securities.

Each indenture provides Old National with the ability to “reopen” a previously issued series of debt securities and to issue additional debt securities of that series.

Subordination of Subordinated Debt Securities

The subordinated indenture provides that the subordinated debt securities will be subordinated and junior in right of payment to all senior indebtedness of Old National. This means that no payment of principal, including redemption payments, premium, if any, or interest on the subordinated debt securities may be made if:

•	any senior indebtedness of Old National has not been paid when due and any applicable grace period relating to such default has ended and such default has not been cured or waived or ceased to exist; or

•	the maturity of any senior indebtedness of Old National has been accelerated because of a default.

Upon any distribution of Old National’s assets to creditors upon any termination, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency or other proceedings, all principal, premium, if any, and interest due or to become due on all senior indebtedness of Old National must be paid in full before the holders of subordinated debt securities are entitled to receive or retain any payment. Subject to the payment in full of senior indebtedness of Old National then outstanding, the rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness of Old National to receive payments or distributions applicable to senior indebtedness until all amounts owing on the subordinated debt securities are paid in full.

The term “senior indebtedness” means:

(1) all indebtedness of Old National for borrowed or purchased money;

(2) all obligations of Old National arising from off-balance sheet guarantees and direct credit substitutes;

(3) all capital lease obligations of Old National;

(4) all obligations of Old National issued or assumed as the deferred purchase price of property, all conditional sale obligations of Old National and all obligations of Old National under any conditional sale or title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

(5) all obligations, contingent or otherwise, of Old National in respect of any letters of credit, banker’s acceptances, security purchase facilities or similar credit transactions;

(6) all obligations of Old National associated with derivative products such as interest rate and foreign exchange contracts, commodity contracts and similar arrangements;

(7) all obligations of the type referred to in clauses (1) through (6) above of other persons for the payment of which Old National is responsible or liable as obligor, guarantor or otherwise; and

(8) all obligations of the type referred to in clauses (1) through (7) above of other persons secured by any lien on any property or asset of Old National, whether or not such obligation is assumed by Old National, in each case, whether outstanding on the date the subordinated indenture became effective, or created, assumed or incurred after that date, except for:

(a) the subordinated debt securities and any indebtedness or guarantee of Old National that by its terms ranks equally with, or junior to, the subordinated debt securities; and

(b) any indebtedness between or among Old National and any trust, or a trustee of such trust, partnership or other entity affiliated with Old National that is a financing vehicle of Old National in connection with the issuance by such financing vehicle of preferred securities or other securities guaranteed by Old National pursuant to an instrument that ranks equally with, or junior to, the guarantee.

The subordinated indenture does not limit the issuance of additional senior indebtedness.

Limitation on Liens

Under the senior indenture, we may not, and may not permit any subsidiary to, create or suffer to permit or exist any lien of any kind, as security for borrowed money so long as any of the senior debt securities are outstanding, upon the shares of capital stock of any significant subsidiary without effectively providing that the debt securities will be secured equally and ratably with or prior to the indebtedness or other obligations secured by such lien. (Section 1007 of the senior indenture) Under the senior indenture, a “significant subsidiary” is a direct or indirect subsidiary of Old National the total assets of which equal or exceed 25% of the total assets of Old National as shown on Old National’s consolidated balance sheet at the end of the fiscal quarter prior to the date of determination. The subordinated indenture does not contain any limitation on liens.

Limitation on Sale of Stock

Under the senior indenture, we may not, and may not permit any significant subsidiary to, sell, assign, transfer or otherwise dispose of, and will not permit any significant subsidiary to issue (other than to Old National) any capital stock of such significant subsidiary or securities convertible into, or options, warrants or rights to subscribe for or to purchase, any capital stock of any such significant subsidiary except with respect to sales of shares of capital stock of the significant subsidiary:

•	to an individual for the purpose of qualifying such individual to serve as a director of such significant subsidiary;

•	for cash consideration that is at least equal to the fair market value of such stock if Old National will continue to own not less than 80% of each class of capital stock of such significant subsidiary;

•	made in connection with a merger or consolidation if, after giving effect to such merger or consolidation, Old National’s or any such significant subsidiary’s proportionate ownership share in the resulting or surviving entity is not less than its proportionate ownership share in such significant subsidiary immediately prior to such merger or consolidation;

•	made in compliance with a final order of a court or regulatory authority of competent jurisdiction; or

•	sales or other dispositions of shares of capital stock of a subsidiary made by a significant subsidiary to us. (Section 1008 of the senior indenture)

The subordinated indenture does not contain any limitation on the sale of stock of a significant subsidiary.

Events of Default, Notice and Waiver

Senior Debt Securities. Each of the following constitutes an event of default with respect to each series of senior debt securities:

•	default in the payment of any interest or additional amounts payable in respect of any senior debt security of that series when due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of the principal of and any premium on any senior debt security of that series when it becomes due and payable, whether at stated maturity, upon redemption or repayment, by acceleration or otherwise;

•	default in the making of any sinking fund payment on any senior debt security of that series;

•	default in the performance or breach of any covenant or warranty of Old National contained in the senior indenture for the benefit of that series and the continuance of such default or breach for 90 days after written notice has been given to us as provided in the senior indenture;

•	acceleration of the maturity of indebtedness of Old National for money borrowed in a principal amount in excess of $25 million if such acceleration is not annulled or such indebtedness is not discharged within 15 days after written notice to us as provided in the senior indenture;

•	certain events in bankruptcy, insolvency or reorganization of Old National; and

•	any other event of default provided with respect to the senior debt securities of that series. (Section 501 of the senior indenture)

Unless otherwise indicated in the prospectus supplement relating to a particular series of senior debt securities, if an event of default with respect to any senior debt securities of any series outstanding under the senior indenture occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the senior debt securities of that series outstanding may declare, by notice as provided in the senior indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the senior debt securities of that series to be due and payable immediately; provided, that in the case of an event of default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic. (Section 502 of the senior indenture)

Subordinated Debt Securities. An event of default under the subordinated indenture with respect to subordinated debt securities of any series will occur only upon the occurrence of certain events in bankruptcy, insolvency or reorganization involving us. (Section 501 of the subordinated indenture) There will be no event of default, and holders of the subordinated debt securities will not be entitled to accelerate the maturity of the subordinated debt securities, in the case of a default in the performance of any covenant or obligation with respect to the subordinated debt securities, including a default in the payment of principal or interest.

Unless otherwise indicated in the prospectus supplement relating to a particular series of subordinated debt securities, acceleration is automatic upon the occurrence of an event of default. (Section 502 of the subordinated indenture)

Provisions Applicable to Senior Debt Securities and Subordinated Debt Securities. If all events of default with respect to debt securities of a series have been cured or waived, and all amounts due otherwise than on account of the acceleration are paid or deposited with the trustee, the holders of a majority in aggregate principal amount of the debt securities of that series may rescind and annul an acceleration of the principal of those debt securities and its consequences. (Section 502)

Any past default under either indenture with respect to debt securities of any series, and any event of default arising from it, may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series except in the case of

•	default in payment of the principal of or any premium or interest on, or any additional amounts in respect of, any debt securities of that series; or

•	default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of the series affected. (Section 513)

The trustee is required to give notice of a default to holders of debt securities in accordance with the provisions of each indenture. However, except in the case of a default in the payment of the principal of or any premium or interest on, or additional amounts in respect of, any debt securities or in the payment of any sinking fund installment, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of the notice is in the interests of the holders of the debt securities. (Section 602)

The trustee, subject to its duties during a default to act with the required standard of care, may require indemnification by any of the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under either indenture at the request of holders of debt securities. (Sections 601 and 603) Subject to this right of indemnification and to the other limitations specified in each indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities. (Section 512)

No holder of a debt security of any series may institute any action against us under either indenture (except actions for payment of overdue principal of, premium, if any, or interest, if any, on and any additional amounts in respect of, that debt security) unless the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding have requested the trustee to institute the action and offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with the request and the trustee has not instituted such action within 60 days of such request. (Sections 507 and 508)

Upon acceleration of the maturity of original issue discount securities, an amount less than the principal amount of those securities will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity.

Merger and Consolidation

Pursuant to the terms of each of the indentures, we may consolidate with, merge with or into or sell or convey all or substantially all of our assets to any other corporation, association, company or business trust, provided that

(a) (i) we are the surviving entity in the merger, or

(ii) the entity surviving the merger, formed by such consolidation or which acquires such assets is a corporation, association, company or business trust organized and existing under the laws of the United States of America or any state thereof and expressly assumes the payment obligations in respect of the principal of and any premium and interest on, and any additional amounts in respect of, all the debt securities and the performance and observance of all of the covenants of the indenture and the debt securities to be performed or observed by Old National, and

(b) Old National or such successor entity, as the case may be, will not immediately thereafter be in default in the performance or observance of any covenant under the indenture and the debt securities. (Section 801)

Modification and Waiver

We and the trustee may modify or amend each of the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby,

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any outstanding debt security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium or additional amounts payable with respect to, any debt security;

•	reduce the amount of principal of an original issue discount security that would be due and payable upon acceleration of maturity or that would be provable in bankruptcy;

•	adversely affect any right of repayment at the option of the holder of any debt security;

•	change any place of payment of the principal of, any premium or interest on or any additional amounts in respect of, any debt security;

•	impair the right to institute suit for the enforcement of any required payment on or after the stated maturity, or any date of redemption or repayment;

•	reduce the percentage in aggregate principal amount of outstanding debt securities of any series necessary to modify or amend the indenture with respect to that series or reduce the percentage of outstanding debt securities of any series necessary to waive any past default or compliance with certain restrictive provisions to less than a majority in aggregate principal amount of that series, or reduce certain requirements of the indenture for quorum or voting;

•	modify the provisions of the indenture relating to modification and waiver, except to increase the percentage in aggregate principal amount of the outstanding debt securities of the series whose consent is necessary for the modification or waiver or to provide that certain provisions of the indenture cannot be modified or waived without the consent of each holder of outstanding debt securities affected by the change; or

•	in the case of the subordinated indenture, modify the provisions of the subordinated indenture with respect to the subordination provisions in a manner adverse to the holders of the subordinated debt securities.

We and the trustee may modify or amend each of the indentures without the consent of any holder of outstanding debt securities, for any of the following purposes:

•	to evidence the succession of another corporation to Old National and the assumption of the covenants of Old National;

•	to add to the covenants of Old National for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon Old National;

•	to add any additional events of default with respect to all or any series of debt securities;

•	to add to or change any provisions of the indenture to provide that bearer debt securities may be registrable, to change or eliminate any restrictions on the payment of principal of (or premium, if any) or interest on or any additional amounts with respect to bearer debt securities, to permit bearer debt securities to be issued in exchange for registered debt securities, to permit bearer debt securities to be issued in exchange for bearer debt securities of other authorized denominations or facilitate the issuance of debt securities in uncertificated form provided that any such action shall not adversely affect the interests of the holders of the debt securities in any material respect;

•	to add to, change or eliminate any provision of the indenture, provided that such amendment will become effective only if there is no outstanding debt security of any series entitled to the benefit of the provision or the amendment does not apply to any then outstanding debt security;

•	with respect to the senior indenture, to secure the debt securities pursuant to the requirements of the indenture or otherwise;

•	to establish the form or terms of the debt securities of any series;

•	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions as is necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to provide for the discharge of the indenture with respect to the debt securities of any series by the deposit of monies or government obligations in trust in accordance with the provisions of the indenture (Section 901 of the senior indenture);

•	to change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authentication and delivery of the debt securities as set forth in the indenture; or

•	to cure any ambiguity, defect or inconsistency in the indenture or to make any other provisions with respect to matters or questions arising under the indenture, provided such action does not adversely affect the interests of the holders of the debt securities of any series in any material respect. (Section 901)

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive compliance by us of certain restrictive provisions applicable to such series. (Sections 902 and 1009 of the senior indenture; Sections 902 and 1007 of the subordinated indenture).

Satisfaction and Discharge

The senior indenture provides that we and the trustee, without the consent of any holder of outstanding senior debt securities, may execute a supplemental indenture to provide that we will be discharged from any and all obligations in respect of the senior debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the irrevocable deposit with the trustee, in trust, of money or government obligations, or a combination of money and government obligations, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any mandatory sinking fund payments or additional amounts in respect of the senior debt securities of that series on the dates those payments are due in accordance with the terms of the senior indenture and the senior debt securities of that series. We and the trustee may execute this supplemental indenture only if the applicable conditions set forth in the senior indenture have been satisfied, including that we have delivered to the trustee an opinion of counsel to the effect that Old National has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in the applicable federal income tax law, in either case, to the effect that such a discharge will not cause the holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes. (Section 901 of the senior indenture)

In addition, each indenture provides that, when the applicable conditions set forth in the indenture have been satisfied with respect to a series of debt securities, upon the request of Old National, the indenture will cease to be of further effect with respect to that series, except as to any surviving right of registration of transfer or exchange of debt securities. These conditions include that

•	all debt securities of the series either have been delivered to the trustee for cancellation or will be due, or are to be called for redemption, within one year, and

•	with respect to all debt securities of that series not previously delivered to the trustee for cancellation, there have been irrevocably deposited with the trustee, in trust, money or government obligations, or a combination of money and government obligations, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium and interest on and any additional amounts on, all the debt securities of that series on the dates those payments are due in accordance with the terms of the indenture and the debt securities of that series. (Section 401)

Defeasance of Certain Obligations

The senior indenture provides that we will have the option to omit to comply with the covenants described under “— Limitations on Liens” above, if applicable, and any additional covenants applicable to that series of senior debt securities to which this option would apply. In order to exercise this option, we will be required to irrevocably deposit with the trustee, in trust, money or government obligations, or a combination of money and government obligations, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on and any mandatory sinking fund payments or analogous payments or any additional amounts in respect of the senior debt securities of that series on the dates those payments are due in accordance with the terms of the senior indenture and the senior debt securities of that series. We will also be required to meet the applicable conditions set forth in the indenture including that we deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes. (Section 1010 of the senior indenture)

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of Indiana.

The Trustee Under the Indenture

The Bank of New York Mellon Trust Company, N.A., will be the initial trustee with respect to the indentures for the debt securities. We and our affiliates maintain banking relationships with The Bank of New York Mellon Trust Company, N.A. and its affiliates in the ordinary course of business. The Trust Indenture Act of 1939 contains limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to act as trustee under our other indentures, trust agreements and guarantee agreements and to engage in other transactions with us and our subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an event of default under the indenture or resign.

Each indenture provides that we may appoint an alternative trustee with respect to any particular series of debt securities. Any appointment will be described in the prospectus supplement relating to that series of debt securities.

The trustee, prior to a default, undertakes to perform only such duties as are specifically set forth in the indenture and, after default, is required to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the rights or powers vested in it by either indenture at the request of any holder of debt securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred. The trustee is not required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. Each indenture contains other provisions limiting the responsibilities and liabilities of the trustee. (Sections 601 and 603)

DESCRIPTION OF CAPITAL STOCK

We have summarized the material terms and provisions of our capital stock in this section. We have also filed our articles of incorporation and our by-laws, each as amended and restated, as exhibits to our Current Reports on Form 8-K filed with the SEC on October 28, 2013 and June 2, 2014, respectively. You should read our articles of incorporation and our by-laws for additional information before you buy our common stock, preferred stock or depositary shares or any securities which may be exercised or exchangeable for or converted into our common stock, preferred stock or depositary shares.

Common Stock

Authorized Common Stock

As of May 30, 2014, our authorized common stock, no par value, was 150,000,000 shares, of which 105,823,414 shares were issued and outstanding. Shares of our common stock, when issued against full payment of the purchase price, and shares of our common stock issuable upon conversion, exchange or exercise of any of the other securities offered by this prospectus, will be validly issued, fully paid and non-assessable.

General

Voting Rights. The holders of our common stock are entitled to one vote for each share of common stock held of record by them on all matters to be voted on by shareholders, except

(a) shares of common stock are not entitled to a vote if such shares are owned, directly or indirectly, by another corporation and we own, directly or indirectly, a majority of the shares entitled to vote for directors of such corporation; provided, however, such limitation on voting does not limit our power to vote shares of our common stock held by us in or for an employee benefit plan or in any other fiduciary capacity or

(b) to the extent shares are control shares acquired in a control share acquisition within the meaning of Chapter 42 of the Indiana Business Corporation Law, which such shares have voting rights only to the extent granted by resolution approved by our shareholders in accordance with Section 23-1-42-9 of the Indiana Business Corporation Law.

The holders of our common stock are not entitled to cumulative voting rights. Under the Indiana Business Corporation Law, directors are elected by a plurality of the votes cast by shares entitled to vote in an election at a meeting at which a quorum is present. Our by-laws provide that for all other shareholder votes, when a quorum is present at any meeting, the vote of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the Indiana Business Corporation Law, our articles of incorporation or our by-laws, a greater vote is required, in which case such express provision shall govern and control the decision of such question.

Dividends. Subject to the rights of any series of preferred stock authorized by the board of directors as provided by our articles of incorporation, the holders of our common stock are entitled to dividends as and when declared by the board out of funds legally available for the payment of dividends.

Liquidation. In the event of our liquidation or dissolution, subject to the rights of any outstanding series of preferred stock, the holders of our common stock are entitled to share in all assets remaining for distribution to common shareholders according to their interests.

Other Rights. Holders of our common stock have no preemptive or other subscription rights, and the shares of our common stock are not subject to any further calls or assessments by us. There are no redemption or conversion rights or sinking fund provisions applicable to the shares of our common stock.

Listing. Our common stock is listed on the NASDAQ Global Select Market under the symbol “ONB.” We act as the transfer agent for our common stock.

Preferred Stock

Authorized Preferred Stock

Our authorized preferred stock consists of 2,000,000 shares of preferred stock, no par value. As of the date of this prospectus, no shares of preferred stock were issued and outstanding.

General

Under our articles of incorporation and the Indiana Business Corporation Law, preferred stock may be issued from time to time in one or more series, upon board authorization and without shareholder approval. Within certain legal limits, the board is authorized to determine the terms of any series of preferred stock, including:

•	designation, number of shares to issue, price, dividend rate, voting rights, and liquidation preferences;

•	any redemption, sinking fund or conversion provisions; and

•	any other terms, limitations and relative rights and preferences.

As a result, the board, without shareholder approval, could authorize preferred stock to be issued with voting, conversion and other rights that could adversely affect the voting power and other rights of common shareholders or other outstanding series of preferred stock.

Each series of preferred stock will have the dividend, liquidation, redemption and voting rights described below unless otherwise described in a prospectus supplement pertaining to a specific series of preferred stock. The applicable prospectus supplement will describe the following terms of the series of preferred stock in respect of which this prospectus is being delivered:

•	the designation of that series and the number of shares offered;

•	the amount of the liquidation preference, if any, per share or the method of calculating the amount;

•	the initial public offering price at which shares of that series will be issued;

•	the dividend rate, if any, or the method of calculating the rate and the dates on which dividends will begin to cumulate, if applicable;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights;

•	any voting or additional rights, preferences, privileges, qualifications, limitations and restrictions;

•	any securities exchange listing;

•	the relative ranking and preferences of that series as to dividend rights and rights upon liquidation, dissolution or winding up of Old National; and

•	any other terms of that series.

Shares of our preferred stock, when issued against full payment of the purchase price, will be validly issued, fully paid and non-assessable.

When appropriate, the applicable prospectus supplement will describe the United States federal income tax considerations relevant to the preferred stock.

Rank. Each series of preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank prior to common stock. The rank of each separate series of preferred stock will be described in the applicable prospectus supplement, but all shares of each series will be of equal rank with each other.

Dividends. Holders of each series of preferred stock will be entitled to receive, when, as and if our board declares, cash dividends, payable at the dates and at the rates per share as described in the applicable prospectus supplement. Those rates may be fixed, variable or both.

Dividends may be cumulative or non-cumulative, as described in the applicable prospectus supplement. If dividends on a series of preferred stock are non-cumulative and if our board fails to declare a dividend for a dividend period for that series, then holders of that preferred stock will have no right to receive a dividend for that dividend period, and we will have no obligation to pay the dividend for that period, whether or not dividends are declared for any future dividend payment dates. If dividends on a series of preferred stock are cumulative, the dividends on those shares will accrue from and after the date mentioned in the applicable prospectus supplement.

Redemption. The terms on which any series of preferred stock may be redeemed will be in the applicable prospectus supplement. All shares of preferred stock which we redeem, purchase or acquire, including shares surrendered for conversion or exchange, will be retired and restored to the status of authorized but unissued shares, but may be reissued only as a part of the preferred stock other than the series of which they were originally a part.

Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, preferred shareholders of any particular series will be entitled, subject to creditors’ rights and holders of any series of preferred stock ranking senior as to liquidation rights, but before any distribution to common shareholders or holders of any series of preferred stock ranking junior as to liquidation rights, to receive a liquidating distribution in the amount of the liquidation preference, if any, per share as mentioned in the applicable prospectus supplement, plus accrued and unpaid dividends for the current dividend period. This would include any accumulation of unpaid dividends for prior dividend periods, if dividends on that series of preferred stock are cumulative. If the amounts available for distribution upon our liquidation, dissolution or winding up are not sufficient to satisfy the full liquidation rights of all the outstanding preferred stock of that series and all stock ranking equal to that series of preferred stock, then the holders of each series of that stock will share ratably in any distribution of assets in proportion to the full respective preferential amount, which may include accumulated dividends, to which they are entitled. After the full amount of the liquidation preference is paid, the holders of preferred stock will not be entitled to any further participation in any distribution of our assets.

Voting. The voting rights of preferred stock of any series will be described in the applicable prospectus supplement. Under Indiana law, regardless of whether a class or a series of shares is granted voting rights by the terms of our articles of incorporation, the shareholders of that class or series are entitled to vote as a separate voting group, or together with other similarly affected series, on certain amendments to our articles of incorporation and certain other fundamental changes that directly affect that class or series.

Under regulations of the Federal Reserve Board, if the holders of any series of preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities,” and a holder of 25% or more of that series (or a holder of 5% or more if it otherwise exercises a “controlling influence” over Old National) may then be subject to regulation as a bank holding company. In addition, in that event:

•	any bank holding company may be required to obtain Federal Reserve Board approval, and any foreign bank, and any company that controls a foreign bank, that has certain types of U.S. banking operations may be required to obtain Federal Reserve Board approval under the International Banking Act of 1978, to acquire 5% or more of that series of preferred stock; and

•	any person other than a bank holding company may be required to obtain Federal Reserve Board approval under the Change in Bank Control Act of 1978 to acquire 10% or more of that series of preferred stock.

Conversion or Exchange. The terms on which preferred stock of any series may be converted into or exchanged for another class or series of securities will be described in the applicable prospectus supplement.

Other Rights. The shares of a series of preferred stock may have the preferences, voting powers or relative, participating, optional or other special rights as may be described in the applicable prospectus supplement, our articles of incorporation, or as otherwise required by law. The holders of preferred stock will not have any preemptive rights to subscribe to any of our securities.

Title. Old National, any transfer agent and registrar for a series of preferred stock, and any of their agents may treat the registered owner of that preferred stock as the absolute owner of that stock, whether or not any payment for that preferred stock shall be overdue and despite any notice to the contrary, for any purpose.

Transfer Agent and Registrar. Unless the applicable prospectus supplement specifies otherwise, we will be the transfer agent, registrar and dividend disbursement agent for each series of preferred stock.

Indiana Law and Certain Provisions of our Articles of Incorporation; Anti-Takeover Measures

Articles of Incorporation

Our articles of incorporation currently authorize the issuance of 150,000,000 shares of common stock and 2,000,000 shares of preferred stock. Within the limits of applicable law and the listing rules of the NASDAQ Global Select Market, these shares are available to be issued, without prior shareholder approval, in classes with relative rights, privileges and preferences determined for each class by our board of directors.

Our articles of incorporation also provide that certain business combinations may, under certain circumstances, require approval of more than a simple majority of our issued and outstanding shares, and require a super-majority shareholder vote of not less than eighty percent (80%) of the outstanding shares of our common stock for the amendment of certain significant provisions.

Additionally, our articles of incorporation provide that the board will consider non-financial factors that it deems relevant when evaluating a business combination. Any amendment of this article requires a super-majority shareholder vote of not less than eighty percent (80%) of the outstanding shares of common stock.

Finally, our articles of incorporation provide that any person or group of persons who acquires 15% or more of our then outstanding common stock must pay an amount at least equal to the highest percent over market value paid for shares already held by such person or group when acquiring additional shares. Any amendment of this article requires a super-majority shareholder vote of not less than eighty percent (80%) of the outstanding shares of common stock.

These provisions in our articles of incorporation are designed to encourage potential acquirers to negotiate with our board of directors to preserve for shareholders our value in the event of a takeover attempt. These provisions reduce the likelihood that a potential acquirer who is unwilling to pay a market premium determined by the board to be sufficient will attempt to acquire shares of our common stock by means of an open market accumulation, front-end loaded tender offer or other coercive or unfair takeover tactic. These provisions in our articles of incorporation would ensure that we, our shareholders and our other stakeholders would be protected from certain takeover attempts, or the acquisition of a substantial block of equity, on terms that may be less favorable generally than would be available in transactions negotiated with and approved by the board.

Indiana Law

Chapters 42 and 43 of the Indiana Business Corporation Law, which are applicable to us, may be deemed to have certain anti-takeover effects by prescribing, in the case of Chapter 42, certain voting requirements in instances in which a person acquires shares of Old National in excess of certain thresholds or proscribing, in the case of Chapter 43, certain transactions between Old National and an “interested stockholder” (defined generally as a person beneficially owning 10% or more of a corporation’s outstanding voting stock) during the five year period following the time such person became an interested stockholder.

In addition, Chapter 35 of the Indiana Business Corporation Law provides that in taking or declining to take any action, or in making or declining to make any recommendation to the shareholders of the corporation with respect to any matter, a board of directors may, in its discretion, consider both the short term and long term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects thereof on the corporation’s shareholders and the other corporate constituent groups and interests, as well as any other factors deemed pertinent by the directors. As a result, by expanding the factors that may be considered relevant by the directors in assessing a takeover proposal, this provision could be deemed to have certain anti-takeover effects.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms and provisions of the depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement. The specific terms may differ from the general description of terms described below.

We have summarized the material terms and provisions of the deposit agreement, the depositary shares and the depositary receipts in this section. We will also file the form of deposit agreement, including the form of depositary receipt, as an exhibit to the registration statement of which this prospectus is a part. You should read the forms of deposit agreement and depositary receipt relating to a series of preferred stock for additional information before you buy any depositary shares that represent preferred stock of that series.

General

We may offer fractional interests in preferred stock, rather than full shares of preferred stock. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million, which we refer to in this prospectus as the depositary. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion, exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of preferred stock underlying the depositary shares.

Where appropriate, the applicable prospectus supplement will describe the United States federal income tax considerations relevant to the depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the shares of preferred stock in proportion to the number of depositary shares owned by the holders on the relevant record date. The depositary will not distribute amounts less than one cent. The depositary will distribute any balance with the next sum received for distribution to record holders of depositary shares.

If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

The deposit agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.

Conversion and Exchange

If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Redemption of Depositary Shares

If the series of the preferred stock underlying the depositary shares is subject to redemption, all or a part of the depositary shares will be redeemed from the redemption proceeds of that series of the preferred stock held by the depositary. The depositary will mail notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

Voting the Preferred Stock

When the depositary receives notice of any meeting at which the holders of the preferred stock may vote, the depositary will mail information about the meeting contained in the notice, and any accompanying proxy materials, to the record holders of the depositary shares relating to the preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted.

The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to such preferred stock, unless otherwise indicated in the applicable prospectus supplement.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or the depositary only if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed or reacquired by us;

•	all preferred stock of the relevant series has been withdrawn; or

•	there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Miscellaneous

We will forward to the depositary, for distribution to the holders of depositary shares, all reports and communications that we must furnish to the holders of the preferred stock. Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to us and/or the depositary. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock. The price of our debt securities or price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•	whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our debt securities, common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	United States federal income tax considerations relevant to the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered global form.

The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of the warrants. The prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those warrants.

We may issue warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. Warrants may be issued alone or together with securities offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not act as an agent or trustee for any holders of warrants.

We have summarized the potential material terms and provisions of the warrant agreements and warrants in this section. We will file the forms of warrant agreements and the certificates representing the warrants as exhibits to a supplement to this registration statement. You should read the applicable forms of warrant agreement and warrant certificate for additional information before you buy any warrants.

General

If warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following if applicable:

•	the offering price;

•	the currencies in which the warrants are being offered;

•	the aggregate principal amount, currencies, denominations and terms of the series of the debt securities that can be purchased if a holder exercises the warrants and the price at which and currencies in which the principal amount may be purchased upon exercise;

•	the designation and terms of any series of debt securities, preferred stock, depositary shares or other securities with which the warrants are being offered and the number of warrants offered with each debt security, share of preferred stock, depositary share or other security;

•	the date on and after which the holder of the warrants can transfer them separately from the related securities;

•	the date on which the right to exercise the warrants begins and the date on which the right expires;

•	whether the warrants will be in registered or bearer form;

•	United States federal income tax consequences; and

•	any other terms of the warrants.

If warrants for the purchase of preferred stock, depositary shares or common stock are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following where applicable:

•	the offering price;

•	the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock or depositary shares, the designation and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

•	the designation and terms of the series of debt securities, preferred stock, depositary shares or other securities with which the warrants are being offered and the number of warrants being offered with each debt security, share of preferred stock, depositary share or other security;

•	the date on and after which the holder of the warrants can transfer them separately from the related securities;

•	the date on which the right to exercise the warrants begins and the date on which the right expires;

•	United States federal income tax consequences; and

•	any other terms of the warrants.

Unless we state otherwise in the applicable prospectus supplement, the warrants will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer, and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

Until any warrants to purchase debt securities are exercised, the holder of such warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase preferred stock, depositary shares or common stock are exercised, holders of such warrants will not have any rights of holders of the underlying preferred stock, depositary shares or common stock, including any right to receive dividends or to exercise any voting rights.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the principal amount of debt securities or the number of shares of preferred stock, depositary shares or shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent, or other office indicated in the applicable prospectus supplement, within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt securities, preferred stock, depositary shares or common stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, the warrant agent will issue to you a new warrant certificate for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants if the changes are not inconsistent with the provisions of the warrants and do not materially adversely affect the interests of the holders of the warrants. We, along with the warrant agent, may also modify or amend a warrant agreement and the terms of the warrants if a majority of the then outstanding unexercised warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the warrants may be made without the consent of each holder affected by the modification or amendment.

Common Stock Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a warrant for common stock will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

•	if we issue common stock as a dividend or distribution on the common stock;

•	if we subdivide, reclassify or combine the common stock;

•	if we issue rights or warrants to all holders of common stock entitling them to purchase common stock at less than the current market price, as defined in the warrant agreement for such series of common stock warrants;

•	if we distribute to all holders of common stock evidences of our indebtedness or our assets, excluding certain cash dividends and distributions referred to above; or

•	any other event described in the applicable prospectus supplement.

Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.

Holders of common stock warrants may have additional rights under the following circumstances:

•	a reclassification or change of the common stock;

•	a consolidation, merger or share exchange involving our company; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, share exchange, sale or conveyance if they had exercised their common stock warrants immediately before the transaction.

GLOBAL SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, securities other than common stock will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as described herein or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is a wholly owned subsidiary of the Depository Trust and Clearing Corporation, or DTCC. DTCC, in turn, is owned by its member firms. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, trustee or warrant agent as registered holders of the securities entitled to the benefits of our articles of incorporation or the applicable indenture, warrant agreement, trust agreement or guarantee. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

Because DTC can act only on behalf of

•	participants, who in turn act only on behalf of participants or indirect participants, and

•	certain banks, trust companies and other persons approved by it,

the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.

DTC has advised us that DTC will take any action permitted to be taken by a registered holder of any securities under our articles of incorporation or the relevant indenture, warrant agreement, trust agreement or guarantee only at the direction of one or more participants to whose accounts with DTC such securities are credited.

Unless otherwise indicated in the applicable prospectus supplement, a global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered;

•	we execute and deliver to the relevant registrar, transfer agent, trustee and/or warrant agent an order complying with the requirements of the applicable indenture, trust agreement or warrant agreement that the global security will be exchangeable for definitive securities in registered form; or

•	there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these debt securities.

Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

Upon the occurrence of any event described in the preceding paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or warrant agent, as the case may be, will reissue the securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of our articles or the relevant indenture trust agreement and/or warrant agreement.

Redemption notices will be sent to Cede & Co. as the registered holder of the global securities. If less than all of a series of securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. None of Old National, the trustees, any registrar and transfer agent or any warrant agent, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the DTC’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance of this security may be required to be made in immediately available funds.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to or through underwriters or dealers, through agents, directly to one or more purchasers or through a combination of methods. No commission will be payable and no discount will be allowed on any sales we or our affiliates make directly.

Underwriters, dealers and agents that participate in the distribution of the securities offered under this prospectus may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”) and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including any underwriting discount or commission, will be described in the applicable prospectus supplement. The terms of any distribution, including but not limited to “at the market” equity offerings as defined in Rule 415 of the Securities Act, which terms may include the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed, will also be set forth in the applicable prospectus supplement.

The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions.

In connection with an offering of securities, underwriters may purchase and sell these securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by underwriters with respect to the offering. Stabilizing transactions consist of certain bids or purchases for preventing or retarding a decline in the market price of the securities; and short positions created by underwriters involve the sale by underwriters of a greater number of securities than they are required to purchase from us in the offering. Underwriters also may impose a penalty bid, by which selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by underwriters if such securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued without notice at any time.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.

If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by institutions to purchase offered securities from us under contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

The institutional purchaser’s obligations under the contract will only be subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

When we issue the securities offered by this prospectus, except for shares of common stock or debt securities issued upon a reopening of an existing series of debt securities, they may be new securities without an established trading market. The securities may or may not be listed on a national securities exchange. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

Underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses. In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates. These underwriters or agents or their affiliates may receive compensation, trading gain or other benefits from these transactions.

LEGAL MATTERS

The validity of the securities offered by us pursuant to this prospectus will be passed upon for us by Krieg DeVault LLP, Indianapolis, Indiana.

EXPERTS

The consolidated financial statements of Old National incorporated herein by reference to Old National’s Annual Report on Form 10-K for the year ended December 31, 2013, have been audited by Crowe Horwath LLP, independent registered public accounting firm (“Crowe”), as set forth in their report thereon incorporated by reference in this prospectus in reliance upon such report given on the authority of Crowe as experts in accounting and auditing.

$175,000,000

4.125% Senior Notes due 2024

PROSPECTUS SUPPLEMENT

SANDLER O’NEILL + PARTNERS, L.P.

August 12, 2014